Exhibit 10.9
EMPLOYMENT AGREEMENT
This AGREEMENT (“Agreement”) is made and entered into as of October 31, 2011 (the “Effective Date”) by and between THE WARNACO GROUP, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and MARTHA J. OLSON (the “Executive”).
W I T N E S S E T H :
WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement; and
WHEREAS, this Agreement supersedes in its entirety the Executive’s current employment agreement, dated as of December 3, 2008.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
1. Certain Definitions.
(a) “Affiliate” of a specified person or entity shall mean a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.
(b) “Board” shall mean the Board of Directors of The Warnaco Group, Inc.
(c) “Cause” shall mean:
(i) willful misconduct by the Executive which causes material harm to the interests of the Company or any of its Affiliates;
(ii) willful and material breach of duty by the Executive in the course of her employment, which, if curable, is not cured within 10 days after Executive’s receipt of written notice from the Company;
(iii) willful failure by the Executive, after having been given written notice from the Company, to perform her duties other than a failure resulting from Executive’s incapacity due to physical or mental illness;

(iv) indictment of the Executive for a felony, a crime involving moral turpitude or any crime involving the business of the Company or any of its Affiliates which, in the case of such crime involving the business of the Company or any of its Affiliates, is injurious to such business; or
(v) failure of the Executive to give 90 days prior written notice of a voluntary resignation (other than for Good Reason or Disability), unless such failure is waived in writing by an authorized officer of the Company or the Company shortens the notice period in accordance with Section 5(c) hereof.
For purposes of this Cause definition, no act or failure to act, on the part of the Executive, shall be considered willful unless it is done, or omitted to be done, by her in bad faith and without reasonable belief that her action was in the best interests of the Company. The determination to terminate the Executive’s employment for Cause shall be made by the full Board by no less than majority vote and prior to such determination the Executive and her legal representatives shall have the right to appear before the Board or a committee designated by the Board.
(d) “Change in Control” shall mean any of the following:
(i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended) or group of persons acting jointly or in concert, but excluding a person who owns more than 5% of the outstanding shares of the Company as of the Effective Date, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under that Act), of 50% or more of the Voting Stock of the Company;
(ii) all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or
(iii) approval by the shareholders of the Company of a complete liquidation or dissolution of all or substantially all of the assets of the Company.
For purposes of this Change in Control definition, “Voting Stock” shall mean the capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of the Company.

(e) “Date of Termination” shall mean:
(i) if the Executive’s employment is terminated by the Company, the date specified in the notice by the Company to the Executive that her employment is so terminated; provided that for a termination for Cause such notice is delivered after the Board determination as set forth in Section 1(c) hereof;
(ii) if the Executive voluntarily resigns her employment, 90 days after receipt by the Company of written notice from the Executive that the Executive is terminating her employment or, if the Company shortens the required notice period in accordance with Section 5(c), the date of termination specified in such notice;
(iii) if the Executive’s employment is terminated by reason of death, the date of death;
(iv) if the Executive’s employment is terminated for Disability, 30 days after written notice is given as specified in Section 1(f) below; or
(v) if the Executive resigns her employment for Good Reason, 30 days after receipt by the Company of timely written notice from the Executive in accordance with Section 1(g) below unless the Company cures the event or events giving rise to Good Reason within 30 days after receipt of such written notice.
(f) “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities for a period of 120 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to the Executive. In no event shall any termination of the Executive’s employment for Disability occur until the Party terminating her employment gives written notice to the other Party in accordance with Section 14 below.
(g) “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent:
(i) a material diminution by the Company in the Executive’s authority, duties or responsibilities as Group President, Intimate Apparel and Swimwear or the assignment to the Executive by the Company of any duties materially inconsistent with such position;
(ii) a reduction in (A) Base Salary or (B) Target Bonus opportunity as a percentage of Base Salary;
(iii) in connection with or following a Change in Control, a change in reporting structure such that the Executive reports to an executive officer position (such as Chief Operating Officer or Chief Financial Officer) other than the executive officer position she was reporting to immediately prior to the Change in Control;

(iv) the removal by the Company of the Executive as Group President, Intimate Apparel and Swimwear of the Company or the failure by the Board to elect or reelect the Executive as an executive officer of the Company;
(v) requiring the Executive to be principally based at any office or location more than 50 miles from her current place of employment; or
(vi) the failure of a successor to all or substantially all of the assets of the Company to assume the Company’s obligations under this Agreement either in writing or as a matter of law within 15 days after a merger, consolidation, sale or similar transaction.
Anything herein to the contrary notwithstanding, the Executive shall not be entitled to resign for Good Reason (i) if the occurrence of the event otherwise constituting Good Reason is the result of Disability, a termination by the Company for which notification has been given or a voluntary resignation by the Executive other than for Good Reason and (ii) unless the Executive gives the Company written notice of the event constituting “Good Reason” within 90 days of the occurrence of such event and the Company fails to cure such event within 30 days after receipt of such notice.
(h) “Notice Period” means the period from the date of a notice of termination as set forth in Section 1(e)(ii) (for a voluntary resignation by the Executive) through the Date of Termination.
(i) “Separation From Service” shall mean a termination of the Executive’s employment in a manner consistent with Final Treasury Regulations 1.409A-1(h).
2. Position; Term.
During the Term, the Executive shall be employed by the Company as Group President, Intimate Apparel and Swimwear and shall perform such duties and responsibilities as determined by the Company’s Chief Operating Officer or such other executive officer position which the Executive reports to, in all cases consistent with such position. The Executive shall devote her full business time and attention to the satisfactory performance of such duties. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) subject to reasonable approval of the Board, serving on the boards of directors of trade associations and/or charitable organizations or other business corporations (provided such service is not prohibited under Section 7(a)(i) below), (ii) engaging in charitable activities and community affairs and (iii) managing her personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not materially interfere with the proper performance of the Executive’s duties and responsibilities hereunder. The term of the Executive’s employment hereunder shall begin on January 1, 2011 (the “Commencement Date”) and end at the close of business on December 31, 2012; provided, however, that the Term shall thereafter be automatically extended for additional one-year periods, unless either the Company or the Executive gives the other written notice at least 120 days prior to the then-scheduled expiration of the Term that such Party is electing not to so extend the Term (the initial term plus any extension thereof in accordance herewith being referred to herein as the “Term”). Notwithstanding the foregoing, the Term shall end on the date on which the Executive’s employment is terminated by either Party in accordance with the provisions herein.

3. Compensation.
(a) Base Salary. During the Term, the Executive shall be paid an annualized Base Salary of $650,000 (“Base Salary”), payable in accordance with the regular payroll practices of the Company, subject to annual review by the Board (or the Compensation Committee of the Board) in its sole discretion. During the Term, the Base Salary may not be decreased without the Executive’s prior written consent. The Executive shall not be entitled to any compensation for service as an officer or member of any board of directors of any Affiliate. After any increase in base salary approved by the Board (or the Compensation Committee of the Board), the term “Base Salary” as used in this Agreement shall thereafter refer to the increased amount.
(b) Annual Incentive Awards. During the Term (including for fiscal year 2011 and thereafter), the Executive shall be eligible to receive an annual incentive award (provided the Executive was employed continuously during the applicable fiscal year) pursuant to the Company’s Incentive Compensation Plan, as amended (or such other annual incentive plan as may be approved by its shareholders), in effect for the applicable fiscal year (“Bonus Plan”). During the Term, the Executive’s annual incentive award for fiscal year 2011 and thereafter shall have a target of 85% of Base Salary (“Target Bonus”), with a potential maximum award as set forth in the Bonus Plan. Any bonus shall, in all events, be based on the Executive’s achievement of annual performance and other targets approved by the committee administering the Bonus Plan. The amount and payment of any annual incentive award shall be determined in accordance with the Bonus Plan and shall be payable to the Executive when bonuses for the applicable performance period are paid to other senior executives of the Company, but in all events no later than the 70th day following the end of the fiscal year for which the annual incentive award has been earned. After any increase in the Executive’s target annual bonus opportunity as a percentage of Base Salary as approved by the Board (or the Compensation Committee of the Board), the term “Target Bonus” as used in this Agreement shall thereafter refer to the increased target opportunity.
(c) Long-Term Incentive Awards. Subject to Section 5 hereof, the Executive was granted the following equity awards on September 9, 2008: 4,100 shares of restricted stock (“Restricted Stock”) and an option to purchase 10,000 shares of the common stock of The Warnaco Group, Inc. (“Option”) in accordance with the applicable equity plan. The Restricted Stock will cliff vest on September 9, 2011 and the Option shall vest (and become exercisable) in three equal annual installments on September 9, 2009, September 9, 2010 and September 9, 2011, provided in both cases that the Executive is employed by the Company through such applicable vesting date and has not given notice to the Company that the Executive is voluntarily resigning without Good Reason prior to such applicable vesting date. Thereafter, commencing in fiscal year 2011 and provided the Term is in effect and the Executive continues to be employed by the Company, the Executive shall be eligible to participate in the Company’s equity incentive plans (“Stock Incentive Plan”). Except as otherwise provided herein, all equity grants shall be governed by the applicable equity plan and/or award agreement. The Executive shall be subject to the equity ownership, retention and other requirements applicable to senior executives of the Company.

(d) Supplemental Award. During the Term beginning with fiscal year 2011, provided the Executive is employed by the Company on the applicable grant date, the Executive shall be entitled to an annual award with an aggregate grant date value equal to 10% of the sum of Base Salary plus Annual Bonus as defined in this paragraph 3(d) if the Executive will be less than less than age 60 at the end of the applicable fiscal year and 13% of such amount if the Executive will be age 60 or older by the end of the applicable fiscal year (“Supplemental Award”). For this purpose, Base Salary shall be the Base Salary paid to the Executive for the fiscal year prior to the award year and Annual Bonus shall be the annual bonus awarded to the Executive by the Board for such fiscal year. The Supplemental Award shall not be awarded to the Executive until after the determination by the Board of the Executive’s annual bonus for the prior fiscal year and 50% of the value of the Supplemental Award shall be awarded in the form of restricted shares pursuant to the applicable Stock Incentive Plan (“Career Shares”) and 50% shall be awarded in the form of a credit to a bookkeeping account maintained by the Company for the Executive’s account (the “Notional Account”). Any Career Shares awarded hereunder shall be governed by the applicable Stock Incentive Plan and, if applicable, any award agreement. For purposes of this Section 3(d), each Career Share shall be valued at the closing price of a share of the Company’s common stock (“Share”) on the date that the Supplemental Award is made. For the Notional Account, the Company shall select the investment alternatives available to the Executive under the Company’s 401(k) plan. The balance in the Notional Account shall periodically be credited (or debited) with the deemed positive (or negative) return based on returns of the permissible investment alternative or alternatives under the Company’s 401(k) plan as selected in advance by the Executive (and in accordance with the applicable rules of such plan or investment alternative) to apply to such Notional Account, with such deemed returns calculated in the same manner and at the same times as the return on such investment alternative(s). The Company’s obligation to pay the amount credited to the Notional Account, including any return thereon provided for in this Section 3(d), shall be an unfunded obligation to be satisfied from the general funds of the Company. Except as otherwise provided in Section 5 below or the applicable Stock Incentive Plan and provided that the Executive is employed by the Company on such vesting date, any Supplemental Award granted in the form of Career Shares will vest as follows: 50% of the Career Shares will vest on the earlier of the Executive’s 62nd birthday or upon the Executive’s obtaining 15 years of “Vesting Service” and 100% of the Career Shares will vest on the earliest of (i) the Executive’s 65th birthday, (ii) upon the Executive obtaining 20 years of “Vesting Service” or (iii) 10th anniversary of the date of grant. Except as otherwise provided in Section 5 below, and provided that the Executive is employed by the Company on such vesting date, any Supplemental Award granted as a credit to the Notional Account (as adjusted for any returns thereon) (“Adjusted Notional Account”)) shall vest as follows: 50% on the earlier of the Executive’s 62nd birthday or upon the Executive obtaining 5 years of “Vesting Service” and 100% on the earlier of the Executive’s 65th birthday and upon the Executive obtaining 10 years of “Vesting Service”. In addition, any unvested Adjusted Notional Account shall vest upon a Change in Control as defined in Section 1(d)(i) or (ii) hereof. For purposes of this Section 3(d), “Vesting Service” shall mean the period of time that the Executive is employed by the Company as an executive officer. Subject to Section 15(b) hereof, upon vesting the Career Shares will be delivered to the Executive in the form of Shares. The vested balance in the Adjusted Notional Account, if any, shall not be distributed to the Executive until there has been a Separation From Service or, if earlier, there has been a Change in Control as defined in Section 1(d)(i) or (ii) hereof and, at such time, shall only be distributed at the earliest time that satisfies the requirements of this Section 3(d). Upon a Change in Control as defined in Section 1(d)(i) or (ii), the vested Adjusted Notional Account, subject to Section 15(b) hereof, shall be paid to the Executive in a lump-sum cash payment. In addition, if the Executive’s employment is terminated for any reason, after taking into account Section 5 hereof, any unvested Supplemental Awards (whether in the form of Career Shares or the Adjusted Notional Account) shall be forfeited and any vested balance in the Adjusted Notional Account, subject to Section 15(b) hereof, shall be paid to the Executive in a cash lump-sum payment immediately following the Executive’s Separation From Service; provided, however, that if the Executive is a “specified employee” as determined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the regulations promulgated thereunder (“Section 409A”) as of the date of the Executive’s Separation From Service, such distribution shall not be made until the first business day of the seventh calendar month following the month in which the Executive’s Separation From Service occurs. The Executive can elect to delay the time and/or form of payment of the Adjusted Notional Account under this Section 3(d), provided such election is delivered to the Company in writing at least 12 months before the scheduled payment date for such payment and the new payment date for such payment is not earlier than (i) the Executive’s death, (ii) the Executive’s “disability” which satisfies the requirements of Section 409A(a)(2)(C) of the Code and its implementing regulations, or (iii) five (5) years from the originally scheduled payment date. Upon the expiration or termination of the Term, the vesting and payment dates in this Section 3(d) (without regard to Section 5, except as otherwise expressly provided in Section 5(d) of this Agreement) and the election right in this Section 3(d) shall continue to apply to any outstanding Supplemental Award.
4. Employee Benefits.
(a) Employee Benefit Programs. During the Term, subject to the Company’s right to amend, modify or terminate any benefit plan or program, the Executive shall be entitled to participate in all employee savings and welfare benefit plans and programs generally made available to the Company’s senior-level executives as such plans or programs may be in effect from time to time. During the Term, the Executive shall also be entitled to a paid annual physical medical exam as approved by the Company and Company-paid term life insurance with a benefit equal to $1 million, provided the Company can obtain such insurance at commercially reasonable premium levels and the Executive complies with any underwriting requirements by the insurance provider. During the Term, the Executive shall be entitled to four weeks paid vacation per calendar year.
(b) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable business expenses incurred by her in performance of her duties hereunder in accordance with Company policy, including, but not limited to, the proper documentation of such expenses. The Company’s business travel policy shall apply to the Executive.
(c) Perquisites. During the Term, the Executive shall be entitled to perquisites provided to other senior-level executives, including a monthly car allowance of up to a maximum of $1,000.

(d) General Limitation. Notwithstanding anything elsewhere to the contrary, except to the extent any reimbursement, payment or entitlement pursuant to this Section 4 does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year, (ii) the payments or reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.
5. Termination of Employment. The Term of this Agreement and the Executive’s employment hereunder shall terminate as of the Date of Termination in the following circumstances:
(a) Termination Without Cause by the Company or Resignation for Good Reason by the Executive. In the event that during the Term the Executive’s employment is terminated without Cause by the Company (other than due to Disability) or the Executive resigns for Good Reason and Section 5(d) below does not apply, subject to Section 15(c) hereof and delivering a valid Release as required in Section 5(g) hereof, the Executive shall be entitled to:
(i) payment of Base Salary through the Date of Termination, payable on the first regularly scheduled payroll date following the Date of Termination;
(ii) payment of an amount equal to one times Base Salary, payable in a cash lump sum to the Executive on the 60th day following the Date of Termination;
(iii) a pro-rata annual bonus determined by multiplying the amount of the annual bonus the Executive would have received had her employment continued through the end of the fiscal year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days during such fiscal year that the Executive was employed by the Company and the denominator of which is 365, payable when bonuses for such fiscal year are paid to other Company executives (but in all events in the fiscal year following the fiscal year in which the Date of Termination occurs and no later than 60 days after the end of fiscal year in which the Date of Termination occurs);
(iv) immediate vesting as of the Date of Termination of 50% of any restricted stock (other than the Career Shares) that remains unvested as of the Date of Termination;
(v) with respect to any stock options granted on or after the Effective Date and which are vested and outstanding as of the Date of Termination, continued exercisability for 12 months following the Date of Termination or the remainder of the option term, if shorter

(vi) continued participation on the same terms as immediately prior to the Date of Termination for the Executive and her eligible dependents in the Company’s medical and dental plans in which she and her eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) 12 months following the Date of Termination, and (b) the date, or dates, the Executive receives coverage under the plans or programs of a subsequent employer provided that in no event shall there be any gross-up provided by the Company for any income tax liabilities or otherwise; and
(vii) any amount due the Executive as of the Date of Termination that remains unpaid by the Company (without duplication of any payment or entitlement hereunder), payable on the first regularly scheduled payroll date following the Date of Termination or, if later, in accordance with the applicable plan or policy.
(b) Termination upon Death or due to Disability. In the event that during the Term the Executive’s employment is terminated upon death or due to Disability, subject to Section 15(c) hereof, the Executive (or her estate or legal representative, as the case may be) shall be entitled to:
(i) payment of Base Salary through the Date of Termination, payable on the first regularly scheduled payroll date following the Date of Termination;
(ii) a pro-rata annual bonus determined by multiplying the amount of the annual bonus the Executive would have received had her employment continued through the end of the fiscal year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days during such fiscal year that the Executive was employed by the Company and the denominator of which is 365, payable when bonuses for such fiscal year are paid to other Company executives (but in all events in the fiscal year following the fiscal year in which the Date of Termination occurs and no later than 60 days after the end of fiscal year in which the Date of Termination occurs);
(iii) immediate vesting as of the Date of Termination of 50% of any restricted stock (other than Career Shares) that remains unvested as of the Date of Termination; and
(iv) immediate vesting as of the Date of Termination of 50% of any previously granted Supplemental Award that remains unvested as of the Date of Termination, payable in accordance with Section 3(d) above; and
(v) any amount due the Executive as of the Date of Termination that remains unpaid by the Company (without duplication of any payment or entitlement hereunder), payable on the first regularly scheduled payroll date following the Date of Termination or, if later, in accordance with the applicable plan or policy.

(c) Termination by the Company for Cause or a Voluntary Resignation by the Executive. In the event that during the Term the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns, the Executive shall be entitled to her Base Salary and employee benefits through the Date of Termination. A voluntary resignation by the Executive of her employment shall be effective upon 90 days prior written notice by the Executive to the Company and failure by the Executive to provide such notice shall be deemed to be a breach of this Agreement.
(d) Termination without Cause by the Company or Resignation for Good Reason by the Executive Upon or Following a Change in Control. In the event that the Executive’s employment is terminated without Cause by the Company (other than due to Disability) or the Executive resigns for Good Reason, in both cases upon or within one year following a Change in Control (provided the Term is still in effect or has expired during this one-year period), subject to Section 15(c) hereof delivering a valid Release as required in Section 5(g) hereof, the Executive shall be entitled to:
(i) payment of Base Salary through the Date of Termination, payable on the first regularly scheduled payroll date following the Date of Termination;
(ii) an amount equal to 2 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a cash lump sum on the 60th day following the Date of Termination;
(iii) a pro-rata Target Bonus for the year of termination, determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year in which the Date of Termination occurs and the denominator of which is 365, payable in a cash lump sum on the 60th day following the Date of Termination;
(iv) immediate vesting as of the Date of Termination of all outstanding equity awards (other than Career Shares), with any vested and outstanding stock options granted on or after the Effective Date remaining exercisable for 24 months following the Date of Termination or the remainder of the option term, if shorter;
(v) immediate vesting as of the Date of Termination of any previously granted Supplemental Award, payable in accordance with Section 3(d) above;
(vi) continued participation on the same terms as immediately prior to the Date of Termination for the Executive and her eligible dependents in the Company’s welfare benefit plans in which she and her eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) 24 months following the Date of Termination, and (b) the date, or dates, the Executive receives substantially equivalent coverage under the plans or programs of a subsequent employer; provided that in no event shall there be any gross up provided by the Company for any tax liabilities or otherwise; and

(vii) any amount due the Executive as of the Date of Termination that remains unpaid by the Company (without duplication of any payment or entitlement hereunder), payable on the first regularly scheduled payroll date following the Date of Termination or, if later, in accordance with the applicable plan or policy.
(e) Obligations During Notice Period. In the event that the Executive voluntarily resigns her employment (other than for Good Reason), the Executive shall continue to be an employee of the Company during the Notice Period. As such, her fiduciary duties and other obligations as an employee of the Company shall continue during the Notice Period and the Executive agrees to cooperate in the transition of her responsibilities during such period. The Company shall have the right to direct the Executive to no longer come to work, or not to perform any work for the Company, during the Notice Period and, if the Company so directs, in addition to her fiduciary duties and other obligations as an employee and her commitments pursuant to Sections 6, 7, 8 and 9 hereof, the Executive agrees to refrain during the Notice Period from contacting any customers, clients, advertisers, suppliers, agents, professional advisors or employees of the Company or any of its Affiliates. In the case of a voluntary resignation by the Executive, the Company may shorten the Notice Period by providing written notice to the Executive, in which event the Executive’s employment shall terminate on the date stated in such notice; provided that the Company shall continue to pay the Executive her Base Salary through the end of the original Notice Period.
(f) Termination of the Executive’s Employment by the Company Upon or After the Expiration of the Term. If the Company provides written notice to the Executive in accordance with Section 2 above that the Term shall not renew and upon, or at any time after, such expiration of the Term the Company terminates the Executive’s employment under circumstances that during the Term would constitute a termination of employment without Cause, the Executive shall be entitled to the same payments, benefits and entitlements as a Termination without Cause under Section 5(a) hereof; provided that if such notice of non-renewal of the Term and such termination both occur on or within one year following a Change in Control, then the Executive shall be entitled to the payments, benefits and entitlements under Section 5(d) hereof, in all cases subject to Section 15(c) and delivering a valid Release as required in Section 5(g) hereof.
(g) Exclusivity of Benefits; Releases of Claims. Any payments provided pursuant to Section 5(a), Section 5(d) or Section 5(f) above shall be in lieu of any salary continuation arrangements under any other severance program of the Company or any Affiliate and, in all events, the Executive shall not be entitled to duplication of any benefit or entitlement (whether pursuant to this Agreement, any other plan, policy, arrangement of, or other agreement with, the Company or any Affiliate or pursuant to law). In order to be entitled to any payments, rights and other entitlements pursuant to this Agreement or otherwise, the Executive must comply with the covenants and/or acknowledgements contained in Sections 6, 7, 8 and 9 of this Agreement. As a condition of receiving the severance and benefits pursuant to Section 5(a), Section 5(d) or Section 5(f), as the case may be (except for those payments or benefits required to be paid or provided by applicable law), the Executive shall be required to execute and deliver to the Company a general release of claims in the form attached hereto as Exhibit A (the “Release”) no later than 45 days following the Date of Termination and not revoke such release within the applicable revocation period. In the event the Executive revokes the Release, the Executive shall not be entitled to the payments, rights or other entitlements hereunder other than as required by applicable law.

(h) Nature of Payments; No Mitigation. Any amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. In the event of termination of her employment for any reason in compliance with this Agreement, the Executive shall be under no obligation to seek other employment and, except as specifically provided for in this Section 5 (including, without limitation, Section 5(g) hereof), there shall be no offset against amounts due to her on account of any remuneration or benefits provided by any subsequent employment she may obtain.
(i) Resignation. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason or, if earlier, upon commencement of the Notice Period, unless otherwise requested by the Company, the Executive shall immediately resign, if applicable, from all boards of directors of the Company and of any Affiliate of the Company of which she may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any Affiliate. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but she shall be treated for all purposes as having so resigned upon termination of her employment or commencement of the Notice Period, as the case may be, regardless of when or whether she executes any such documentation.
(j) Section 409A. Notwithstanding anything to the contrary in this Agreement or elsewhere (except for Section 3(d) of this Agreement), if the Executive is a “specified employee” as determined pursuant to Section 409A as of the date of the Separation From Service and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first six months following the Executive’s Separation From Service shall be paid or provided to the Executive in a cash lump-sum on the earlier of the Executive’s death or the first business day of the seventh calendar month following the month in which the Executive’s Separation From Service occurs. In addition, any payment, benefit or entitlement due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A (other than any payment due pursuant to Section 3(d) of this Agreement) shall only be paid or provided to Executive upon a Separation From Service, in which case any reference to “Date of Termination” in connection with such payment, benefit or entitlement shall be deemed to be a reference to “Separation From Service”, and the actual payment date within the time specified in the applicable provision of Section 5 shall be within the Company’s sole discretion. Notwithstanding anything to the contrary in this Section 5 or otherwise, any payment or benefit under this Section 5 or otherwise which is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Separation From Service occurs; and provided further that the Company reimburses such expenses no later than the last day of the third taxable year following the taxable year of the Executive in which the Separation From Service occurs. Finally, to the extent that the provision of any benefit pursuant to Section 5(a)(vi) or Section 5(d)(vi) hereof is taxable to the Executive, any such reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expense is incurred and such reimbursement shall not be subject to liquidation or exchange for any other benefit.

6. Protection of Confidential Information and Company Property.
(a) During the Term and thereafter, other than in the ordinary course of performing the Executive’s duties for the Company or as required in connection with providing any cooperation to the Company pursuant to Section 9 below, the Executive agrees that the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any Affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which the Executive acquires during the course of the Executive’s employment (“Confidential Information”), including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order the Executive to divulge, disclose or make accessible such information. “Confidential Information” shall not include information that (i) was known to the public prior to its disclosure by the Executive; or (ii) becomes known to the public through no wrongful disclosure by or act of the Executive or any representative of the Executive. In the event the Executive is requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose any Confidential Information, the Executive agrees, unless prohibited by law or Securities and Exchange Commission regulation, to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of the Executive’s making such disclosure and the Executive agrees not to disclose such information unless and until the Company has expressly authorized the Executive to do so in writing or the Company has had a reasonable opportunity to object to such request or to litigate the matter (of which the Company agrees to keep the Executive reasonably informed) and has failed to do so.
(b) The Executive hereby sells, assigns and transfers to the Company all of the Executive’s right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of the Executive’s employment are made or conceived by the Executive, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work the Executive performs, or information the Executive receives regarding the business of the Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by the Executive concerning any Rights, and upon request by the Company and without any further remuneration in any form to the Executive by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

(c) The Executive agrees upon termination of employment (whether during or after the expiration of the Term and whether such termination is at the instance of the Executive or the Company), and regardless of the reasons therefor, or at any time as the Company may request, the Executive will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in the Executive’s possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company or any of its Affiliates, including any and all documents relating to the conduct of the business of the Company or any of its Affiliates and any and all documents containing confidential or proprietary information of the customers of the Company or any of its Affiliates, except for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination of the Executive’s employment and (y) any information necessary for the Executive to retain for the Executive’s tax purposes (provided the Executive maintains the confidentiality of such information in accordance with Section 6(a) above).
7. Additional Covenants.
(a) The Executive acknowledges that in the Executive’s capacity in management the Executive has had or will have a great deal of exposure and access to the trade secrets of the Company or its Affiliates and other Confidential Information. Therefore, to protect such trade secrets and other Confidential Information, the Executive agrees as follows:
(i) during the Executive’s employment with the Company or any Affiliate, including during any Notice Period (whether such employment is during the Term or thereafter) and, if the Executive receives severance pursuant to Section 5(a), 5(d) or 5(f) for 12 months following termination of such employment (whether or not the Term is in effect), the Executive shall not, other than in the ordinary course of performing the Executive’s duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business. The Executive shall not be deemed to be in violation of this Section 7(a) by reason of the fact that the Executive owns or acquires, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity. “Competitive Business” shall mean a business engaged in (x) apparel design and/or apparel wholesaling or (y) retailing in competition with any business that the Company or any of its Affiliates is conducting at the time of the alleged violation; and

(ii) during the Executive’s employment with the Company or any Affiliate and for 18 months following termination of such employment for any reason (whether during the Term or thereafter), including, without limitation, during any Notice Period, the Executive shall not, other than in the ordinary course of the Company’s business or with the Company’s prior written consent, directly or indirectly, solicit or encourage any customer of the Company or any of its Affiliates to reduce or cease its business with the Company or any such Affiliate or otherwise interfere with the relationship of the Company or any Affiliate with its customers.
(b) The Executive agrees that during the Executive’s employment with the Company or any Affiliate and for 18 months following termination of such employment for any reason (whether during the Term or thereafter), including, without limitation, during any Notice Period, the Executive shall not, other than in the ordinary course of the Company’s business or with the Company’s prior written consent, directly or indirectly, hire any employee of the Company or any of its Affiliates, or solicit or encourage any such employee to leave the employ of the Company or its Affiliates, as the case may be.
(c) Upon commencement of the Notice Period and following the termination of the Executive’s employment for any reason (whether during the Term or thereafter), the Executive and the Company each agree to refrain from making any statements or comments, whether oral or written, of a defamatory or disparaging nature to third parties regarding each other (and, in the case of the Executive’s commitment hereunder, the “Company” shall include an Affiliate of the Company and the Company’s officers, directors, personnel and products). The Executive and the Company each understand that either party should be entitled to respond truthfully and accurately to statements about such party made publicly by the Executive or the Company, as the case may be, provided that such response is consistent with the responding party’s obligation not to make any statements or comments of a defamatory or disparaging nature as set forth herein.
8. Injunctive and Other Relief.
(a) The Executive acknowledges that the restrictions and commitments set forth in Sections 6, 7 and 9 of this Agreement are necessary to prevent the improper use and disclosure of Confidential Information and to otherwise protect the legitimate business interests of the Company and any of its Affiliates. The Executive further acknowledges that the restrictions set forth in Sections 6, 7 and 9 of this Agreement are reasonable in all respects, including, without limitation, duration, territory and scope of activity. The Executive expressly agrees and acknowledges that any breach or threatened breach by the Executive or any third party of any obligation by the Executive under this Agreement, including, without limitation, any breach or threatened breach of Section 6, 7 or 9 of this Agreement will cause the Company immediate, immeasurable and irreparable harm for which there is no adequate remedy at law, and as a result of this, in addition to its other remedies, the Company shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, specific performance or other equitable relief in favor of itself, without the necessity of posting a bond, restraining the Executive or any third party from committing or continuing to commit any such violation.

(b) If any restriction set forth in Section 6, 7 or 9 of this Agreement is found by any arbitrator or court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of Section 6, 7 or 9 of this Agreement is declared to be invalid or unenforceable, in whole or in part, for any reason, such invalidity will not affect the remaining provisions of such Section which will remain in full force and effect.
9. Cooperation.
Following the Executive’s termination of employment for any reason (whether during or after the expiration of the Term), upon reasonable request by the Company, the Executive shall cooperate with the Company or any of its Affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which the Executive was involved or had knowledge during the Executive’s employment with the Company, subject to the Executive’s reasonable personal and business schedules. The Company shall reimburse the Executive for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses and reasonable attorneys’ fees, incurred by the Executive in providing any cooperation pursuant to this Section 9; provided such expenses shall be paid to the Executive as soon as practicable but in no event later than the end of the calendar year following the calendar year in which the expenses are incurred, subject in all cases to the Executive providing appropriate documentation to the Company. The Company shall also pay the Executive a reasonable per diem amount for the Executive’s time (other than for time spent preparing for or providing testimony) which shall be based upon the Executive’s Base Salary at the Date of Termination, with such per diem paid to the Executive in the calendar month following the month in which she provides such assistance. Any reimbursement or payment under this Section 9 shall not affect the amount of the reimbursement or payment to the Executive in any other taxable year. The right to payment or reimbursement pursuant to this Section 9 shall not be liquidated or exchanged for any other benefit.
10. Tax Matters.
(a) If any amount, entitlement, or benefit paid or payable to the Executive or provided for her benefit under this Agreement and under any other agreement, plan or program of the Company or any Affiliate (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Code Section 4999, or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce or eliminate the Payments by first reducing or eliminating the payments or benefits payable in cash and then by reducing or eliminating the non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below).

(b) All calculations under this Section 10 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to the Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the “Accounting Firm”). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within 45 days after the Change in Control or the Date of Termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to the Executive that she is not required to report any Excise Tax on her federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). Within 5 days of the Executive’s receipt of the Determination, the Executive shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and the Executive (except as provided in subsection (c) below).
(c) If, after the Payments have been made to the Executive, it is established that the Payments made to, or provided for the benefit of, the Executive exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, the Executive shall repay the Excess Payment to the Company within 20 days following the determination of such Excess Payment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the satisfaction of the Executive of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Section 1274(d) of the Code and as in effect on the first date that such amount should have been paid to the Executive under this Agreement, from such date until the date that such Underpayment is made to the Executive.
11. Representations.
The Executive represents and warrants that she has the free and unfettered right to enter into this Agreement and to perform her obligations under it and that she knows of no agreement between her and any other person, firm or organization, or any law or regulation, that would be violated by the performance of her obligations under this Agreement. The Executive agrees that she will not use or disclose any confidential or proprietary information of any prior employer in the course of performing her duties for the Company or any of its Affiliates.

12. Indemnification and Liability Insurance.
The Company hereby agrees during, and after termination of, her employment to indemnify the Executive and hold her harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the certificate of incorporation and by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, amounts paid in settlement to the extent approved by the Company, and damages resulting from the Executive’s good faith performance of her duties as an officer or director of the Company or any Affiliate of the Company. The Company shall reimburse the Executive for expenses incurred by her in connection with any proceeding hereunder upon written request from the Executive for such reimbursement and the submission by the Executive of the appropriate documentation associated with these expenses. Such request shall include an undertaking by the Executive to repay the amount of such advance or reimbursement if it shall ultimately be determined that she is not entitled to be indemnified hereunder against such costs and expenses. The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering the Executive to the same extent as the Company covers its other officers and directors.
13. Resolution of Disputes.
Except as otherwise provided in Section 8 above, any controversy, dispute or claim arising under or relating to this Agreement, the Executive’s employment with the Company or any Affiliate or the termination thereof shall, at the election of the Executive or the Company (unless otherwise provided in an applicable Company plan, program or agreement), be resolved by confidential, binding and final arbitration, to be held in the borough of Manhattan in New York City in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and shall be binding upon the Parties. The Executive consents to the personal and exclusive jurisdiction of the courts of the State of New York (including the United States District Court for the Southern District of New York) in any proceedings hereunder, including, without limitation, any proceeding for equitable relief. The Executive further agrees not to interpose any objection for improper venue in any such proceeding. Each Party shall be responsible for its own costs and expenses, including attorneys’ fees, and neither Party shall be liable for punitive or exemplary damages, provided that if the Executive substantially prevails with respect to all claims that are the subject matter of the dispute, her costs, including attorneys’ fees, shall be borne by the Company and if such costs are not reimbursed by the Company in a dispute exempt pursuant to Treasury Regulation 1.409A-1(b)(11) then such payment shall be made by the Company to the Executive in the year following the year in which the dispute is resolved.
14. Notices.
Any notice given to a Party shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) three days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently designate by written notice in accordance with this Section 14:

If to the Company:	The Warnaco Group, Inc.
501 Seventh Avenue
New York, New York 10018
Attention: General Counsel

If to the Executive:	The most recent address in the Company’s records.

15. Miscellaneous Provisions.
(a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law; provided, however, that Federal law shall apply to the interpretation or enforcement of the arbitration provisions of Section 13 hereof.
(b) This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, shall supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto (including the employment agreement between the Parties dates as of December 9, 2008 but not including any equity awards or related equity agreements that remain outstanding as of the Effective Date which shall be governed by the applicable provisions of any prior employment and/or equity agreement, as applicable). No provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. The respective rights and obligations of the Parties hereunder, including, without limitation, Section 6 (protection of confidential information and company property), Section 7 (additional covenants), Section 8 (injunctive and other relief), Section 9 (cooperation) and Section 13 (resolution of disputes) shall survive any expiration of the Term, including expiration thereof upon the Executive’s termination of employment for whatever reason, to the extent necessary to the intended preservation of such rights and obligations.
(c) The Company may withhold from any amounts, payments or benefits under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(d) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to compensation and benefits, which may be transferred only by will, operation of law or in accordance with any applicable Company plan, program or agreement.
(e) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable by an arbitrator or court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(f) The headings and subheadings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
(g) This Agreement may be executed in two or more counterparts.
[Signatures on next page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE WARNACO GROUP, INC.

By:	/s/ Joseph R. Gromek

	Name:	Joseph R. Gromek
	Title:	Chief Executive Officer

THE EXECUTIVE

/s/ Martha J. Olson

Martha J. Olson

Exhibit A
AGREEMENT AND RELEASE OF CLAIMS
THIS AGREEMENT AND RELEASE is executed by the undersigned (the “Executive”) as of the date hereof.
WHEREAS, the Executive and The Warnaco Group, Inc. (the “Company”) entered into an employment agreement dated October 31, 2011 (the “Employment Agreement”);
WHEREAS, the Executive has certain entitlements pursuant to the Employment Agreement subject to the Executive’s executing this Agreement and Release and complying with its terms.
NOW, THEREFORE, in consideration of the payments set forth in Section 5 of the Employment Agreement and other good and valuable consideration, the Executive agrees as follows:
The Executive, on behalf of herself and her dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasors”), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns and all of the aforesaid companies’ past and present officers, directors, employees, trustees, shareholders, representatives and agents (the “Company Releasees”), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasor had, may have had or now has against the Company or any other Company Releasee as of the date of execution of this Agreement and Release arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company (or any affiliate), including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act of 1991, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (other than any claim for vested benefits), the Family and Medical Leave Act, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA”)), tort, contract, or alleged violation of any other legal obligation (collectively “Released Executive Claims”). In addition, in consideration of the promises and covenants of the Company, the Executive, on behalf of herself and the other Executive Releasors, further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to any of the foregoing actions, causes of action, claims or charges that are known or suspected to exist in the Executive’s favor as of the date of this Agreement and Release. Anything to the contrary notwithstanding in this Agreement and Release or the Employment Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right or claim that arises after the date of this Agreement and Release pertaining to a matter that arises after such date, (ii) any right the Executive may have to enforce Sections 5, 10 and 12 of the Employment Agreement, (iii) any right or claim the Executive may have to benefits or equity awards that have accrued or vested as of the Date of Termination or any right pursuant to any qualified retirement plan or (iv) any right the Executive may have to be indemnified by the Company to the extent such indemnification by the Company or any Affiliate is permitted by applicable law or the Company’s by-laws.

The Executive agrees that she shall continue to be bound by, and will comply with, the provisions of Sections 6, 7, 9 and 13 of the Employment Agreement and the provisions of such sections, along with Section 8 of the Employment Agreement, shall be incorporated fully into this Agreement and Release.
The Executive acknowledges that she has been provided a period of at least 21 calendar days (45 calendar days in the case of any termination covered by Section 7(f)(1)(F)(ii) of ADEA) in which to consider and execute this Agreement and Release. The Executive further acknowledges and understands that she has seven calendar days from the date on which she executes this Agreement and Release to revoke her acceptance by delivering to the Company written notification of her intention to revoke this Agreement and Release in accordance with Section 14 of the Employment Agreement. This Agreement and Release becomes effective when signed unless revoked in writing and in accordance with this seven-day provision. To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Agreement and Release.
This Agreement and Release shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law. Capitalized terms, unless defined herein, shall have the meaning ascribed to such terms in the Employment Agreement.
IN WITNESS WHEREOF, the Executive has executed this Agreement and Release as of the date hereof.

Date:

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